               SECOND AMENDMENT TO STOCKHOLDERS RIGHTS AGREEMENT
               -------------------------------------------------

          SECOND AMENDMENT dated as of February 17, 1998 (this "Amendment") to Stockholders Rights Agreement dated as of September 22, 1994, as amended by First Amendment to Stockholders Rights Agreement dated as of February 15, 1995 (collectively, the "Rights Agreement") between BELL SPORTS CORP., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation (the "Rights Agent").

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the Board of Directors of the Company, based upon the recommendation of a Special Committee of its independent directors (the "Special Committee"), has approved the Agreement and Plan of Recapitalization and Merger dated as of February 17, 1998 (the "1998 Merger Agreement") between HB Acquisition Corporation, a Delaware corporation ("Newco"), and the Company, which provides for the merger (the "Merger") of Newco with and into the Company upon the terms and subject to the conditions set forth in the 1998 Merger Agreement;

          WHEREAS, the Board of Directors of the Company, based upon the recommendation of the Special Committee, deems it advisable and in the best interests of the Company and of its stockholders to effect the Merger in accordance with the terms of the 1998 Merger Agreement;

          WHEREAS, the execution by Newco of the 1998 Merger Agreement is conditioned, among other things, upon the authorization and execution of this Amendment by the Company;

          WHEREAS, at the date of this Amendment, the Distribution Date has not occurred and there is no Acquiring Person or Adverse Person; and

          WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent are willing to amend the Rights Agreement as hereinafter set forth and the Company and the Rights Agent have each executed and delivered this Amendment immediately prior to the execution and delivery of the 1998 Merger Agreement.

          NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

          1. There is hereby added to the Rights Agreement new Sections 1(qq) through 1(uu) as follows:

          (qq) "Newco" shall mean HB Acquisition Corporation, a Delaware corporation.

          (rr) "1998 Merger Agreement" shall mean the Agreement and Plan of Recapitalization and Merger dated as of February 17, 1998 between Newco and the Company, as the same may be amended in accordance with the terms thereof.

          (ss) "1998 Exchange Agreement" shall mean the Exchange Agreement referred to in the fifth "WHEREAS" clause of the 1998 Merger Agreement, as such Exchange Agreement may be amended in accordance with the terms thereof.

          (tt) "Merger" shall mean the merger of Newco with and into the Company upon the terms and subject to the conditions set forth in the 1998 Merger Agreement.

          (uu) "Permitted Exchange" shall mean a transaction in which (i) Newco acquires or receives Securities of the Company (including Common Stock, options to purchase Common Stock and/or phantom stock units issued by the Company); (ii) the holders of such Securities of the Company acquire or receive Securities of Newco; and (iii) each share of Common Stock is, for purposes of such transaction, valued not in excess of the Merger Consideration (as defined in the 1998 Merger Agreement) exclusive of indemnification rights limited to an amount necessary to avoid adverse tax consequences to a holder of Securities of the Company arising from such transaction.

          2. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

     "Notwithstanding the second preceding sentence, Newco shall not become an "Acquiring Person" as a result of (i) Newco's execution or delivery of the 1998 Merger Agreement or the public announcement of such execution and delivery; (ii) if the transactions contemplated by the 1998 Exchange Agreement would constitute a Permitted Exchange, Newco's execution or delivery of the 1998 Exchange Agreement or the public announcement or such execution and delivery; (iii) the consummation of a Permitted Exchange in accordance with the terms of the 1998 Exchange Agreement; or (iv) the consummation of the Merger in accordance with the terms of the 1998 Merger Agreement."

          3. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence immediately following the first sentence thereof:

     "Notwithstanding clause (ii) of the preceding sentence, a Distribution Date shall not occur as a result of (i) Newco's execution or delivery of the 1998 Merger Agreement or the public announcement of such execution and delivery; (ii) if the transactions contemplated by the 1998 Exchange Agreement would constitute a Permitted Exchange, Newco's execution or delivery of the 1998 Exchange Agreement or the public announcement or such execution and delivery; (iii) the consummation of a Permitted Exchange in accordance with the terms of the 1998 Exchange Agreement; or (iv) the consummation of the Merger in accordance with the terms of the 1998 Merger Agreement."

          4. Section 7(a) of the Rights Agreement is hereby restated to read as follows:

          "(a) Subject to Section 7(d), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date and prior to the earliest of (i) the Close of Business on September 30, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 and (iv) immediately prior to the Effective Time (as such term is defined in the 1998 Merger Agreement), upon surrender of such Rights Certificate, with the Form of Election to Purchase and Certification of Status on the reverse side thereof duly executed, together with such signature guarantees and other documentation as the Rights Agent may reasonably request, to the Rights Agent at its principal office, accompanied by payment (as provided in subsection (c) of this Section 7) of the Exercise Price for each one one-hundredth of a Preferred Share (or after a Triggering Event, the securities, cash and other property purchasable in lieu thereof) as to which the surrendered Rights are then being exercised."

          5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed with in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          6. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          7. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

          8. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                               BELL SPORTS CORP.



                                            By: /s/ Terry G. Lee
                                                ------------------------
                                                    Terry G. Lee
                                                    Chairman and Chief
                                                    Executive Officer

Attest:



By: /s/ Linda K. Bounds
   --------------------
        Linda K. Bounds
        Senior Vice President,
        Chief Financial Officer,
        Secretary and Treasurer



                                               HARRIS TRUST AND SAVINGS BANK



                                               By:  /s/ Jeffrey O. Knopp
                                                    ------------------------
                                                    Name:  Jeffrey O. Knopp
                                                    Title: Trust Administrator


Attest:



By:  /s/ Dennis M. Sneyers
     -------------------------------
     Name:  Dennis M. Sneyers
     Title: Assistant Vice President